                Registration Statement dated December 23, 1996.


                                                     Registration No. 333-13893

                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                  Form S-3/A-1



                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            QUAKER STATE CORPORATION
                            ------------------------
             (Exact name of registrant as specified in its charter)

       Delaware                       1-2677                   25-0742820
 ------------------------      ---------------------      ---------------------
 (State of incorporation)      (Commission File No.)      (IRS Employer ID No.)

                         225 E. John Carpenter Freeway
                              Irving, Texas  75062
                                 (972) 868-0400
                         -----------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 PAUL E. KONNEY
              Senior Vice President, General Counsel and Secretary
                            Quaker State Corporation
                         225 E. John Carpenter Freeway
                              Irving, Texas 75062
                                 (972) 868-0437
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   Copies to:


MARY ANN ROOT                                MARK D. WOOD, ESQ.
Corporate Counsel                            Counsel for Selling Shareholders
Quaker State Corporation                     Katten Muchin & Zavis
225 E. John Carpenter Freeway                525 West Monroe Street, Suite 1600
Irving, Texas 75062                          Chicago, IL 60661-3693
(972) 868-0525                               (312) 902-5200


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                        CALCULATION OF REGISTRATION FEE


   Title of each                     Proposed maximum      Proposed maximum       Amount of
class of securities   Amount to be  aggregate price per   aggregate offering    registration
 to be registered      registered        unit (1)              price (1)            fee
--------------------  ------------  --------------------  --------------------  ------------
Capital Stock,
$1.00 par value         333,759                 $15.9375            $5,319,284     $1,611.90



NOTE: The registration fee is being calculated in accordance with Rule 457(c) under the Securities Act of 1933 using the average of the high and low prices of the Capital Stock reported on the New York Stock Exchange, for December 18, 1996.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                Subject To Completion, Dated December 23, 1996.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


Prospectus


                                2,024,989 Shares


                         Capital Stock, $1.00 par value

                            Quaker State Corporation

     The shares (the "Shares") of Capital Stock, $1.00 par value (the "Capital Stock") of Quaker State Corporation ("Quaker State" or the "Company") covered by this prospectus may be sold from time to time by the shareholders specified in this Prospectus (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares offered hereby.

     The Selling Shareholders may from time to time sell the Shares on the New York Stock Exchange, or the Pacific Stock Exchange in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See "Plan of Distribution."


     The Capital Stock of the Company is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol KSF. On December 18, 1996, the last reported sales price of the Capital Stock on the New York Stock Exchange was $15.75 per share. See "Price Range of Capital Stock."


                                ---------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




               The date of this Prospectus is December 23, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company is an electronic filer, and the Commission maintains a Web site (address - http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which exchanges the Capital Stock of the Company is listed.

     This Prospectus does not contain all information set forth in the Registration Statement on Form S-3 and Exhibits thereto which the Company has filed with the Commission, certain portions of which have been omitted pursuant to the Rules and Regulations of the Commission, and to which reference is hereby made. The Registration Statement of which this prospectus forms a part may be inspected and copied in the manner and at the sources described above.

                     INFORMATION INCORPORATED BY REFERENCE

     The Company hereby incorporates into this Prospectus by reference the following documents filed with the Commission:

     (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;


     (ii) the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1996 and September 30, 1996 and Form 10-Q/A-1 for the quarter ended June 30, 1996;



    (iii) the Company's Current Reports on Form 8-K, filed June 27, 1996, July 13, 1996 (as amended on September 11, 1996), October 10, 1996 (as amended on December 17, 1996) see Recent Events for further information in conjunction with the audited financial statements of Blue Coral, Inc. ("Blue Coral"), November 15, 1996, and December 20, 1996; and



     (iv) the description of the Company's Capital Stock as reported in a Current Report on Form 8-K filed on November 12, 1996.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Capital Stock covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in the Registration Statement of which this Prospectus is a part, other than exhibits to such documents unless specifically incorporated by reference in such documents. Written requests should be addressed to: Quaker State Corporation, 225 E. John Carpenter Freeway, Irving, Texas 75062, Attention: Corporate Secretary. Telephone requests may be directed to (972) 868-0437.

     With the exception of historical information, the matters discussed herein and in documents incorporated by reference are forward-looking statements that involve risks and uncertainties, including, but not limited to, economic conditions, product demand, competitive products and pricing, availability of products, changes in inventory due to shifts in market demand, environmental and trade regulations, litigation and other risks indicated in filings with the Securities and Exchange Commission.

                                  THE COMPANY

     Quaker State is a leading producer and marketer of branded and private label motor oils and other lubricants. The Company also operates fast lube centers throughout the United States and Canada, markets automobile engine and fuel treatments, manufactures and sells automobile polishes, car wash products, automotive air fresheners and vehicular safety lighting equipment and operates a materials handling facility in Canada.

     The Company's Lubricant and Lubricant Services Division operates fast lube centers which offer consumers quick and economical oil changes and related services for passenger vehicles (primarily under the name "Q Lube") and markets and distributes major national brand, private label and proprietary brand lubricants and other automotive aftermarket products. The base oil stocks used in the Company's lubricants are blended with additives and packaged at manufacturing facilities operated by the Company in the United States and Canada. Approximately one-quarter of the base oil stocks used by the Company are produced at its Congo refinery in West Virginia. The Lubricant and Lubricant Services Division also provides collection, transportation and recycling services for used oil, brake fluid, antifreeze and filters in certain regions of the United States. During the first nine months of 1996, revenues from the Lubricant and Lubricant Services Division comprised approximately 81.8% of the Company's total sales and operating revenues from continuing operations.



     The Company's Truck-Lite subsidiary manufactures safety lighting equipment for trucks and automobiles, which is sold to original equipment manufacturers and replacement parts distributors. During the first nine months of 1996, revenues from Truck-Lite comprised approximately 7.5% of the Company's total sales and operating revenues from continuing operations.



     The Company also operates an iron ore pellet and potash terminal and a bulk materials handling dock accessible to Lake Superior at Thunder Bay, Ontario. During the first nine months of 1996, revenues from the materials handling operations comprised less than .3% of the Company's total sales and operating revenues from continuing operations.


     Following the appointment of Herbert M. Baum as Chairman and Chief Executive Officer in June 1993, the Company has taken initiatives to increase its share of the branded motor oil market. These efforts have included introducing new products and repositioning the Company's current product line, extending the Company's existing brands, creating niche markets for the Company's products, offering incentive programs and marketing allowances to customers and independent distributors, and emphasizing the Quaker State name through a new logo, contemporary packaging and increased advertising.

     Quaker State's goal is to continue the growth of its Lubricant and Lubricant Services Division and to strengthen further its position as a leading North American motor oil company by capitalizing on the Company's brand name, expanding its Q Lube operations, emphasizing its distribution, customer service and technological capabilities and providing comprehensive lubricant products and services, including the recycling of used oils and related materials.

     Consistent with the Company's focus on its core businesses, the Company has opportunistically exited non-core businesses and made selective acquisitions. The Company discontinued its coal operations in December 1992;

sold its insurance subsidiary, Heritage Insurance Group, Inc. ("Heritage"), in August 1994; and sold the assets of its Natural Gas Exploration and Production Division ("E&P") in the third and fourth quarters of 1995.

     In September 1994, the Company acquired the Specialty Oil Companies ("Specialty") and Westland Oil Company, Inc. ("Westland"), which together have provided the Company with a substantial private label motor oil business, two additional blending and packaging facilities and a network of approximately 25 sales and distribution operations. This acquisition expanded the product range and distribution capabilities of the Lubricant and Lubricant Services Division.


     In July 1996, the Company formed a new Consumer Products Division, which is comprised of Slick 50, Inc. ("Slick 50") and Blue Coral, to streamline the operations and administrative functions of the two subsidiaries. In July 1995, the Company acquired Slick 50, a producer of automotive engine treatments and related automotive chemicals. In June 1996, the Company acquired Blue Coral, a manufacturer and marketer of automobile polishes and other consumer car care products, commercial and industrial cleaning products and commercial car wash products. The Company plans to continue to grow its Consumer Products Division by internal growth and by acquiring new companies which capitalize on the Company's strong sales, distribution and customer service competencies in the automotive aftermarket. See, also "Recent Events".


     Quaker State believes that acquisitions will be an important aspect of its corporate strategy. However, there can be no assurance that the Company will be successful in finding other suitable acquisition or expansion opportunities.

     The Company, a Delaware corporation formed in 1931, has its principal executive offices at 225 E. John Carpenter Freeway, Irving, Texas 75062. Its telephone number is (972) 868-0400.

                                 RECENT EVENTS


     The Company acquired Medo Industries, Inc. and its affiliated companies (collectively "Medo") on October 2, 1996. Medo is engaged in the design, manufacture and marketing of air fresheners primarily for use in automobiles. The Company currently plans to make Medo part of the Company's Consumer Products Division. For more information about Medo see the Company's Current Report on Form 8-K dated October 2, 1996 (filed October 10, 1996), as amended by a Form 8-K/A-1 filed on December 17, 1996, which are incorporated herein by reference.



     On October 31, 1996, the minority stockholder of NicSand, Inc. ("Nicsand") exercised his option to purchase Blue Coral's interest in NicSand for $7.2 million in cash. This transaction was contemplated by the Agreement and Plan of Merger, dated June 7, 1996 among the Company and the former Blue Coral stockholders

(the "Merger Agreement"). See the exhibits to the Company's Current Report on Form 8-K, dated June 28, 1996, for a copy of the Merger Agreement.


     Effective November 14, 1996 the Company and the former shareholders of Slick 50 Inc. I entered into an amendment (the "Amendment") to the Agreement and Plan of Merger among the Company, Quaker State - Slick 50, Inc., Slick 50, Inc. I and the Slick 50, Inc. I shareholders, dated May 26, 1995 (the "Slick 50 Agreement"). Pursuant to the Amendment, the Company, in December 1996, issued 354,374 additional Shares to the former Slick 50, Inc. I shareholders and to an escrow account in exchange for the extinguishment of certain earnout rights under the Slick 50 Agreement. The escrow account contains 59,060 Shares which may be used to satisfy certain indemnification obligations owed to the Company by the former Slick 50, Inc. I shareholders pursuant to the Slick 50 Agreement. Any shares remaining in the escrow account after January, 1998 will be distributed to the former Slick 50, Inc. I shareholders. Only the Shares not held in the escrow account are available for sale pursuant to this Prospectus.



     The Company and Sheldon G. Adelman ("Adelman") initialed an Outline of Terms on November 20, 1996, providing, among other things, for the Company to purchase 1,550,934 shares of the Company's Capital Stock ("Shares") from Adelman and an affiliate of Adelman for $16.00 per share, subject to the execution of a definitive agreement. On December 12, 1996, a definitive Purchase Agreement (the "Agreement") was entered into among the Company, Blue Coral, Adelman, Joel Adelman and the GST- Exempt Trust FBO Wendy Adelman, dated February 17, 1992, Robert G. Markey and Michael G. Turk, Trustees (the "Trust"), pursuant to which among other things: (i) the Company purchased 1,550,934 Shares from Adelman and the Trust at a purchase price of $16.00 per share and in exchange for a lump sum payment the Company and Adelman agreed to terminate all of Adelman's options to acquire Shares, (ii) the Company and the former Blue Coral stockholders agreed to reduce the maximum amount of certain indemnification obligations under the Agreement and Plan of Merger, dated June 7, 1996, among the Company, Blue Coral and the former Blue Coral stockholders from $15,000,000 to $5,000,000; therefore, 680,272 Shares were released from an indemnification escrow account and delivered to the former Blue Coral stockholders and (iii) Adelman and Joel Adelman resigned all positions with the Company and its subsidiaries. Adelman will, however, serve as a consultant to the Company until June 28, 2001. The closing under the Agreement occurred on December 18, 1996. See the Company's Form 8-K dated December 12, 1996, which is incorporated herein by reference, for further information.

                                  THE OFFERING



Shares offered by the Selling Shareholders ..............  2,024,989 shares
Shares outstanding at December 18, 1996 .................  37,298,572 shares
NYSE and PSE symbol .....................................  KSF
Proceeds ................................................  The Company will not receive any
                                                           proceeds from the
                                                           offering.



                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares. All of the proceeds will be received by the Selling Shareholders. See "Selling Shareholders."

                                   DIVIDENDS

     The Company's Board of Directors determines the timing and amount of its dividends each year. Each quarter since the quarter ending September 30, 1993 the Company has paid a cash dividend of $.10 per share of Capital Stock to shareholders of record. The Company expects to continue to pay cash dividends on its Capital Stock. The amount of future dividends, if any, will depend, among other things, upon the Company's future earnings, capital requirements and financial condition. The Company's Board of Directors may change its dividend practice at any time.

                          PRICE RANGE OF CAPITAL STOCK

     The Company's Capital Stock is traded on the New York Stock Exchange and Pacific Stock Exchange under the symbol KSF. The following table sets forth, for the periods indicated, the high and low sales prices for the Capital Stock on the New York Stock Exchange.

                                                  High        Low
                                                 ------      ------
Calendar Year 1994
     First Quarter                               14 3/8      12 5/8
     Second Quarter                              16 1/8      12 3/4
     Third Quarter                               15 3/8      13 1/2
     Fourth Quarter                              14 1/2      13
Calendar Year 1995
     First Quarter                               15 1/8      13 3/8
     Second Quarter                              15 1/8      13 1/2
     Third Quarter                               16 1/2      14 5/8
     Fourth Quarter                              14 3/4      12 1/8
Calendar Year 1996
     First Quarter                               14 5/8      12 3/4
     Second Quarter                              16 1/8      13 7/8
     Third Quarter                               17 1/2      14
     Fourth Quarter (through December 18, 1996)  18 1/4      15 3/4


     See the cover page of this Prospectus for a recent last reported sales price of the Capital Stock on the New York Stock Exchange.

                         SELECTED FINANCIAL INFORMATION


     The following table sets forth summary financial information relating to the Company. The summary financial data for the five years ended December 31, 1995 are derived from the Consolidated Financial Statements of the Company, which have been audited by Coopers & Lybrand L.L.P., independent certified public accountants to the Company. The financial data for the nine-month periods ended September 30, 1996 and 1995 are derived from the unaudited condensed consolidated financial statements of the Company. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the full year ended December 31, 1996. The data should be read in conjunction with the financial information, management's discussion and analysis, and notes incorporated by reference into this Prospectus.

                                              NINE MONTHS ENDED SEPTEMBER 30
                                              ------------------------------
                                                    1996          1995
                                                ------------  ------------
(IN THOUSANDS EXCEPT PER SHARE AND STATISTICAL DATA)
REVENUES
Sales and operating revenues                    $    890,595  $    774,340
Other, net                                             5,790         6,723
                                                ------------  ------------
                                                     896,385       781,063
                                                ------------  ------------
COSTS AND EXPENSES
Cost of sales and operating costs                    611,329       543,159
Selling, general and administrative                  219,030       186,931
Depreciation, depletion and amortization              26,234        22,900
Interest                                               7,059         4,895
Unusual items (a)                                         --        17,004
                                                ------------  ------------
                                                     863,652       774,889
                                                ------------  ------------
INCOME FROM CONTINUING OPERATIONS BEFORE
 INCOME TAXES AND EXTRAORDINARY ITEM                  32,733         6,174
PROVISION FOR INCOME TAXES                            13,100         2,408

INCOME FROM CONTINUING OPERATIONS BEFORE
 EXTRAORDINARY ITEM                                   19,633         3,766
INCOME (LOSS) FROM DISCONTINUED OPERATIONS (B)            --        13,933
                                                ------------  ------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND
 CUMULATIVE EFFECT OF ACCOUNTING CHANGES              19,633        17,699
EXTRAORDINARY ITEM (C)                                    --            --
CUMULATIVE EFFECT OF ACCOUNTING CHANGES (D)               --            --
                                                ------------  ------------
NET INCOME (LOSS)                               $     19,633  $     17,699
                                                ============  ============
Per share:
Income from continuing operations before
 extraordinary loss and cumulative effect of
 accounting
changes                                         $       0.58  $       0.12
Income (loss) from discontinued operations                --          0.43
Extraordinary item                                        --            --
Cumulative effect of accounting changes                   --            --
                                                ------------  ------------
Net income (loss)                               $       0.58  $       0.55
                                                ============  ============
Dividends:
 Cash per share                                 $        .30  $        .30
 Amount                                               10,159         9,583
Capital expenditures                                  40,429        26,066
Working capital                                      136,496        97,744
Total assets                                         861,579       701,205
Total debt                                           197,282        75,185
Stockholders' equity                                 326,620       279,738
Book value per share                                    9.09          8.53
                                                ------------  ------------
Number of stockholders of record                       9,325        10,004
Weighted average capital and equivalent
 shares outstanding                               34,002,000    32,018,000
                                                ============  ============
                                                                      YEARS ENDED DECEMBER 31
                                                ----------------------------------------------------------------------
                                                    1995           1994          1993          1992           1991
                                                ------------   ------------  ------------  ------------   ------------
(IN THOUSANDS EXCEPT PER SHARE AND STATISTICAL DATA)
REVENUES
Sales and operating revenues                    $  1,035,570   $    732,634  $    607,085  $    592,650   $    577,613
Other, net                                             9,894          6,923         5,595         4,063          4,450
                                                ------------   ------------  ------------  ------------   ------------
                                                   1,045,464        739,557       612,680       596,713        582,063
                                                ------------   ------------  ------------  ------------   ------------
COSTS AND EXPENSES
Cost of sales and operating costs                    718,996        503,539       421,894       408,830        399,747
Selling, general and administrative                  255,271        193,390       156,359       158,920        139,709
Depreciation, depletion and amortization              32,919         21,845        19,181        20,077         20,148
Interest                                               7,228          5,115         5,721         4,785          4,567
Unusual items (a)                                     27,000             --            --         3,200             --
                                                ------------   ------------  ------------  ------------   ------------
                                                   1,041,414        723,889       603,155       595,812        564,171
                                                ------------   ------------  ------------  ------------   ------------
INCOME FROM CONTINUING OPERATIONS BEFORE
 INCOME TAXES AND EXTRAORDINARY ITEM                   4,050         15,668         9,525           901         17,892
PROVISION FOR INCOME TAXES                             2,300          6,167         2,534           245          7,443

                                                                                                         ------------
INCOME FROM CONTINUING OPERATIONS BEFORE
 EXTRAORDINARY ITEM                                    1,750          9,501         6,991           656         10,499
INCOME (LOSS) FROM DISCONTINUED OPERATIONS (B)        14,489          9,265         6,711       (31,904)         5,090
                                                ------------   ------------  ------------  ------------   ------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND
 CUMULATIVE EFFECT OF ACCOUNTING CHANGES              16,239         18,766        13,702       (31,248)        15,539
EXTRAORDINARY ITEM (C)                                (4,139)            --            --            --             --
CUMULATIVE EFFECT OF ACCOUNTING CHANGES (D)               --             --            --       (62,600)         7,170
                                                ------------   ------------  ------------  ------------   ------------
NET INCOME (LOSS)                               $     12,100   $     18,766  $     13,702  $    (93,848)  $     22,709
                                                ============   ============  ============  ============   ============
Per share:
Income from continuing operations before
 extraordinary loss and cumulative effect of
 accounting
changes                                         $        .06   $        .33  $        .25  $        .02            .39
Income (loss) from discontinued operations               .45            .33           .25         (1.17)           .19
Extraordinary item                                      (.13)            --            --            --             --
Cumulative effect of accounting changes                   --             --            --         (2.30)           .26
                                                ------------   ------------  ------------  ------------   ------------
Net income (loss)                               $        .38   $        .66  $        .50  $      (3.45)  $        .84
                                                ============   ============  ============  ============   ============
Dividends:
 Cash per share                                 $        .40   $        .40  $        .60  $        .80   $        .80
 Amount                                               12,867         11,358        16,310        21,720         21,704
Capital expenditures                                  45,130         36,444        29,760        25,706         32,037
Working capital                                      132,073        101,439        35,403        74,911         43,041
Total assets                                         717,023        630,018       783,677       792,820        751,496
Total debt                                           125,762         73,249        51,450        79,183         88,924
Stockholders' equity                                 272,155        251,850       188,750       191,194        307,790
Book value per share                                    8.29           8.00          6.93          7.04          11.34
                                                ------------   ------------  ------------  ------------   ------------
Number of stockholders of record                       9,776         11,792        12,147        12,606         12,308
Weighted average capital and equivalent
 shares outstanding                               32,226,000     28,459,000    27,234,000    27,184,000     27,167,000
                                                ============   ============  ============  ============   ============

a. The company recorded $22.6 million of restructuring charges, of which $17 million was charged in the nine months ended September 30, 1995 and $4.4 million for the settlement of a class-action lawsuit in 1995. The Company recognized a charge in 1992 for assets to be replaced by future conversion of Minit-Lube stores to Q Lube format.



b. The company sold its exploration and production business in 1995, its insurance business in 1994 and discontinued its coal business in 1992. These businesses have been reported as discontinued operations.


c.   Premium on early extinguishment of $50 million, 8.73% Senior Notes.

d. Cumulative effect of implementing Statement of Financial Accounting Standard No. 106, "Employers' Accounting For Postretirement Benefits Other Than Pensions" and Standard No. 109, "Accounting For Income Taxes" in 1992 and Standard No. 96, "Accounting For Income Taxes" in 1991.

                EXECUTIVE OFFICERS AND DIRECTORS OF QUAKER STATE


                         With
                        Company
Name and Age             Since   Position
------------            -------  --------
John D. Barr             1995    Director since October 1995; President and
                                 Chief Operating Officer of Quaker State and
                                 Chief Executive Officer of the Lubricant and
                                 Lubricant Services Division (formerly Motor
                                 Oil Division) since July 1995; Senior Vice
                                 President of Ashland, Inc. and President of
                                 its subsidiary The Valvoline Company
                                 (manufacturer of motor oils and lubricants)
                                 from prior to 1991 to July 1995; age 49.

Herbert M. Baum          1993    Chairman and Chief Executive Officer since
                                 June 1993; President of Quaker State from
                                 September 1994 to July 1995; Executive Vice
                                 President of Campbell Soup Company
                                 (manufacturer of food products) from prior to
                                 1991 to June 1993, and President, Campbell
                                 North and South America from January 1992 to
                                 June 1993; Director of Meredith Corporation
                                 and Whitman Corporation; age 59.

Charles F. Bechtel       1993    Vice President Quaker State, and President,
                                 Quaker State Lubricants since November
                                 1996;Senior Vice President, Sales, Lubricant
                                 and Lubricant Services Division (formerly
                                 known as Motor Oil Division) from October 1995
                                 to October 1996; Executive Vice President,
                                 Sales and Marketing, Motor Oil Division from
                                 November 1994 to October 1995; Executive Vice
                                 President, Sales, Motor Oil Division from
                                 November 1993 to November 1994. President,
                                 Bechtel and Associates (sales consulting
                                 firm), from October 1992 to November 1993;
                                 Executive Vice President, Sales of 21st
                                 Century Foods, Inc. from September 1992 to
                                 November 1993; and Executive Vice President
                                 and Chief Operating Officer of Old Fashioned
                                 Kitchens, Inc. from August 1991 to September
                                 1992; age 52.

Leonard M. Carroll       1993    Director since January 1993; Chairman, Seneca
                                 Capital Management, Inc. (investment
                                 management) since June 1996; President and
                                 Chief Operating Officer of Integra Financial
                                 Corporation (bank holding company) from
                                 January 1991 to May 1996; age 54.

Conrad A. Conrad         1974    Director since January 1988; Vice Chairman of
                                 Quaker State since September 1994; Chief
                                 Financial Officer of Quaker State since July
                                 1995; Chief Administrative Officer of Quaker
                                 State from September 1994 to July 1995;
                                 President and Chief Operating Officer of
                                 Quaker State from prior to 1991 to September
                                 1994; age 50.

Laurel Cutler            1993    Director since December 1993; Vice Chairman of
                                 FCB/Leber Katz Partners (advertising agency)
                                 since prior to 1991; Director of Hannaford
                                 Brothers Company and True North
                                 Communications, Inc.; age 70.

C. Frederick Fetterolf   1993    Director since February 1993; retired;
                                 President and Chief Operating Officer of
                                 Aluminum Company of America (manufacturer of
                                 aluminum and aluminum products) from prior to
                                 1991 to August 1992; Director of Allegheny
                                 Ludlum Corporation, CasTech Aluminum Group,
                                 Dentsply International, Mellon Bank
                                 Corporation, Praxair, Inc., Union Carbide
                                 Corporation and Urethane Technologies, Inc.;
                                 age 68.

Thomas A. Gardner        1979    Director since July 1979; personal investments
                                 since prior to 1991; Physician and former
                                 Director of Radiology of Northwest Medical
                                 Center; Director of Integra Trust Company,
                                 N.A., a subsidiary of Integra Financial
                                 Corporation; age 69.

F. William Grube         1994    Director since September 1994; President,
                                 Calumet Lubricants Co. (producer of specialty
                                 oils) since prior to 1991; age 49.

Forrest R. Haselton      1995    Director since February 1995; retired;
                                 President-Retail, Sears Merchandise Group, a
                                 division of Sears Roebuck and Company (retail
                                 merchandiser) from January 1992 to August
                                 1993; Vice President-Automotive, Sears
                                 Merchandise Group from prior to 1991 to
                                 January 1992; age 58.

Paul E. Konney           1994    Senior Vice President, General Counsel and
                                 Secretary since July 1996; Vice President and
                                 General Counsel from September 1994 to July
                                 1996 and Secretary since January 1995; private
                                 practice of law from July 1993 to September
                                 1994; Senior Vice President-General Counsel
                                 and Secretary of Tambrands Inc. from prior to
                                 1991 to July 1993; age 52.

Keith S. Krzeminski      1995    Controller since September 1995; Manager,
                                 Coopers & Lybrand L.L.P. from prior to 1991 to
                                 September 1995; age 35.

Delbert J. McQuaide      1981    Director since February 1981; Senior Partner
                                 of McQuaide, Blasko, Schwartz, Fleming &
                                 Faulkner, Inc. (law firm) from prior to 1991;
                                 Director of Mid-State Bank and Trust Company,
                                 a subsidiary of Keystone Financial, Inc.; age
                                 60.

L. David Myatt           1994    Director and Vice Chairman since September
                                 1994; Chief Executive Officer, Motor Oil
                                 Division from September 1994 to July 1995;
                                 President, Specialty Oil (lubricant
                                 distributors) and Westland Oil (lubricant
                                 blender and packager) from prior to 1991 to
                                 September 1994; age 50.

Raymond A. Ross, Jr.     1991    Director since December 1991; Personal
                                 investments since December 1995; President and
                                 sole owner of Ross Management, (unincorporated
                                 real estate investment and development firm)
                                 from prior to 1991 to December 1995; age 61.

Lorne R. Waxlax          1995    Director since May 1995; Independent Consultant
                                 since December 1993; Executive Vice President
                                 of The Gillette Company (manufacturer and
                                 marketer of razor blades, shaving products and
                                 other consumer products) from prior to 1991 to
                                 December 1993; Director of Amtrol, Inc., Clean
                                 Harbors, Inc., Hon Industries, Inc. and Waban
                                 Inc.; age 63.


              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth information concerning the number of shares of the Company's Capital Stock beneficially owned, directly or indirectly, by all executive officers and by the directors of the Company, and by the directors and all executive officers as a group. The table also sets forth information concerning the number of shares beneficially owned (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of each person who owns more than five (5) percent of the Company's Capital Stock. Except as described in the notes below, all information in the table and the accompanying footnotes is given as of December 18, 1996.

                                                                    Percent of
   Beneficial Owners                      Amount(1)                    Class
   -----------------                      ---------                 ----------
   John D. Barr                            202,996(2)(3)                    *
   Herbert M. Baum                         425,683(2)(3)(4)            1.1415
   Charles F. Bechtel                       46,893(2)(3)(4)                 *
   Leonard M. Carroll                        5,000(2)                       *
   Conrad A. Conrad                        107,650(2)(3)(4)(5)              *
   Laurel Cutler                             4,000(2)                       *
   C. Frederick Fetterolf                    6,000(2)                       *
   Thomas A. Gardner                         7,827(2)                       *
   F. William Grube                         22,000(2)(5)                    *
   Forrest R. Haselton                       3,100(2)                       *
   Delbert J. McQuaide                       5,032(2)(6)                    *
   L. David Myatt                        1,502,268(2)(3)(4)            4.0276
   Raymond A. Ross, Jr.                      7,100(2)                       *
   Lorne R. Waxlax                          17,000(2)                       *
                                        ----------                     ------
   All directors and executive
    officers as a group (16 persons)     2,416,578(4)                  6.4790


     * Less than 1.00% of the outstanding stock is beneficially owned. In determining the percentage of the outstanding stock owned by each person and by all directors and executive officers as a group, the shares in the table include shares that may be acquired upon the exercise of stock options, which are deemed to be outstanding.

     (1) The directors and executive officers have sole voting power and sole investment power with respect to all shares set forth in the table except as indicated in the footnotes which follow.


     (2) Includes shares which may be acquired by the following persons upon the exercise of stock options which are presently exercisable or become exercisable within 60 days: Mr. Barr, 167,500 shares; Mr. Baum, 147,000 shares; Mr. Bechtel, 31,500 shares; Mr. Carroll, 3,000 shares; Mr. Conrad, 65,850 shares; Ms. Cutler, 3,000 shares; Mr. Fetterolf, 3,000 shares; Dr. Gardner, 3,000 shares; Mr. Grube, 2,000 shares; Mr. Haselton, 2,000 shares; Mr. McQuaide, 3,000 shares; Mr. Myatt, 100,000 shares; Mr. Ross, 3,000 shares; Mr. Waxlax, 2,000 shares; and all directors and executive officers as a group, 573,850 shares.



     (3) Includes restricted shares as to which the following persons have sole voting power but do not have investment power: Mr. Barr, 28,000 shares; Mr. Baum, 151,000 shares; Mr. Bechtel, 5,500 shares; Mr. Conrad, 11,700 shares; Mr. Myatt, 8,775 shares; and all directors and executive officers as a group, 209,253 shares.


     (4) Includes, as of September 30, 1996, full shares credited to, or represented by units credited to, the accounts of the following persons under the Quaker State Thrift and Stock Purchase Plan and/or Employee Stock Ownership Plan: Mr. Barr, 596 shares; Mr. Baum, 1,871 shares; Mr. Bechtel, 2,023 shares; Mr. Conrad, 16,138 shares; Mr. Myatt, 10,418 shares; and all directors and executive officers as a group, 41,727 shares. These shares are voted by the plan trustees in accordance with directions received from the plan participants and may only be voted by the plan trustees if voting instructions are not received from the participants.



     (5) Includes shares held jointly by the following persons with their spouses: Mr. Bechtel, 1,552 shares; Mr. Conrad, 13,959 shares; Mr. Grube, 20,000 shares; and all directors and executive officers as a group, 35,511 shares.



     (6) Includes 2,032 shares held in a pension trust as to which Mr. McQuaide shares voting power and has sole investment power.


                     SHARES OFFERED BY SELLING SHAREHOLDERS

     All shares of the Company's Capital Stock offered for sale under this prospectus are shares which were issued without registration, bear a restrictive legend and were issued to the shareholders of Blue Coral and Slick 50 upon the Company's acquisition of those companies.

                              SELLING SHAREHOLDERS

Kirby Atwell was a shareholder of Slick 50 at the time of the Company's acquisition of Slick 50.

Patricia E. Bartlowe was the Assistant Corporate Secretary of Slick 50 and its predecessors, from prior to January 1993 to July 1995.

William M. Beichner became the Vice President, Sales of the Consumer Products Division of the Company in July 1996. From July 1995 to July 1996 he was the Vice President, Sales of the Sales and Marketing Division of Slick 50 Products Corporation, a wholly owned subsidiary of the Company. From December 1994 to July 1995 he was the Vice President, Sales of the Sales and Marketing Division of Slick 50 Products Corporation, a wholly owned subsidiary of Slick 50. From July 1993 to December 1994 he was the Regional Vice President, Sales of Slick 50 Products Corporation, a subsidiary of Slick 50 and its predecessor entities.

Mark A. Carroll became Vice President, Marketing of the Sales and Marketing Division of Slick 50 Products Corporation, a wholly owned subsidiary of the Company, in July 1995. From March 1995 to July 1995 he was the Vice President, Marketing of the Sales and Marketing Division of Slick 50 Products Corporation, a wholly owned subsidiary of Slick 50. From December 1994 to March 1995 he was the Vice President, Sales of the Sales and Marketing Division of Slick 50 Products Corporation, a wholly owned subsidiary of Slick 50 and its predecessors. From July 1994 to December 1994 he was the Senior Vice President of Slick 50 Products Corporation, a wholly owned subsidiary of Slick 50 and its predecessors, and from July 1993 to July 1994 he was the Vice President of Slick 50 Products Corporation, a wholly owned subsidiary of Slick 50 and its predecessors.

R. Michael Charley was the Fleet Sales Manager, Heavy Duty Products, Slick 50 Products Corporation from prior to January 1993 to June 1995.

A. Benton Cocanougher was a shareholder of Slick 50 at the time of the Company's acquisition of Slick 50.

William F. Cornelson became the Vice President, Professional/Industrial Sales of the Sales and Marketing Division of Slick 50 Products Corporation, a wholly owned subsidiary of the Company, in July 1995. From December 1994 to July 1995 he was the Vice President, Professional/Industrial Sales of the Sales and Marketing Division of Slick 50 Products Corporation, a wholly owned subsidiary of Slick 50. From October 1993 to December 1994 he was the Vice President, Industrial Sales of Slick 50 Products Corporation, a wholly owned subsidiary of Slick 50 and its predecessors and from prior to January 1993 to October 1993 he was the Vice President, Operations of Slick 50 Products Corporation, a wholly owned subsidiary of Slick 50 and its predecessors.

David A. Dillingham became a consultant for Quaker State-Slick 50, Inc., a wholly owned subsidiary of the Company, in September 1996. From July 1995 until September 1996 he was the President of Quaker State-Slick 50, Inc., a wholly owned subsidiary of the Company. From October 1994 to July 1995 he was President of Slick 50. From May 1994 to October 1994 he was the Executive Vice President and Secretary of Slick 50 and from prior to January 1993 to May 1994 he was the Senior Vice President, Operations and Secretary of the predecessor to Slick 50.

Ronald D. Fash was a consultant for Slick 50 from prior to January 1993 to July 1995.

Nicholas Federico became the Senior Vice President, Sales of the Consumer Products Division of the Company in June 1996. From February 1993 to June 1996 he was the Senior Vice President, Sales of Blue Coral. From prior to

January 1993 to February 1993 he was the Senior Vice President of Marketing of Blue Coral.

Thomas E. Floyd was the Senior Vice President of Marketing of Quaker State-Slick 50, Inc., a wholly owned subsidiary of the Company, from July 1995 to October 1995. From October 1994 to July 1995 he was the President and Chief Operating Officer of Slick 50 Products Corporation, a wholly owned subsidiary of Slick 50 and its predecessor entities. From July 1994 to October 1994 he was the Executive Vice President of Slick 50 Products Corporation, a wholly owned subsidiary of Slick 50 and its predecessor entities. In October 1995 Mr. Floyd became the Chief Marketing Officer for Pennzoil Products Company, which sold more than $300,000 in base motor oil stocks to the Company in 1996 through October 1, 1996.

Gary K. Garrett became the Vice President, Fleet/Commercial/Industrial Sales of the Sales and Marketing Division of Slick 50 Products Corporation, a wholly owned subsidiary of the Company, in July 1995. From April 1995 to July 1995 he was the Vice President, Fleet/Commercial/Industrial Sales of the Sales and Marketing Division of Slick 50 Products Corporation, a wholly owned subsidiary of Slick 50. From September 1993 to April 1995 he was the Managing Director of a foreign wholly owned subsidiary of Slick 50 and its predecessors and from prior to January 1993 to September 1993 he was the Western Regional Sales Director for a predecessor entity of Slick 50.

Carl D. Glickman was a Director of Blue Coral from prior to January 1993 to June 1996.


Gold Eagle Company became a contract packager/blender for certain of the Company's subsidiaries in July 1995. From prior to January 1993 to July 1995 Gold Eagle Company was a packager/blender for Slick 50 and its predecessors.
In 1996, through November, the Company or its subsidiaries have paid Gold Eagle Company in excess of $10,785,000 for packaging and blending services.


David Mark Goldstein was the Senior Vice President, International for Slick 50's predecessor from prior to January 1993 to May 1993.

Edward Griffith was the Director of Staffing and Administration for the Company from July 1995 to April 1996. From May 1994 to July 1995 he was the Director of Human Resources for Slick 50 and its predecessor.

Allen D. Harness was the Vice President-Sales, Europe for Slick 50 Products Corporation, a wholly owned subsidiary of the Company from July 1995 to May 1996. From June 1994 to July 1995 he was the Vice President-Sales, Europe for Slick 50 Products Corporation, a wholly owned subsidiary of Slick 50. From prior to January 1993 to June 1994, he was the Vice President-Sales, Specialty

Markets of Slick 50 Products Corporation, a wholly owned subsidiary of the predecessor to Slick 50.

John Harvey became the Vice President, Sales of Slick 50 Products Corporation, a wholly owned subsidiary of the Company in July 1995. From prior to January 1993 to July 1995 he was the Vice President, Sales of Slick 50 Products Corporation, a subsidiary of Slick 50.

W. Jeffrey Howard was the Vice President and General Manager of Operations for Petrolon Distribution, Inc., a division of Petrolon, Inc., a predecessor entity to Slick 50, from March 1994 to January 1995.

Richard A. Jaenicke was the Senior Vice President, Technical of Slick 50 and its predecessors from prior to January 1993 to July 1995 and an employee of Slick 50, a wholly owned subsidiary of the Company, from July 1995 to August 1995.

Margaret Lea Jeter, Trustee under the 1992 Present Interests Trusts for the Children of William M. Jeter, III, is the spouse of William M. Jeter, III. The trust was a shareholder of Slick 50 at the time of the Company's acquisition of Slick 50.

William M. Jeter, III was the Chairman, President and Chief Executive Officer of the predecessors to Slick 50 from prior to January 1993 to October 1994.

Linda S. King was the Technical Communications Manager for Slick 50 and its predecessors from prior to January 1993 to January 1995.

Herschel G. Maltz was a shareholder of Slick 50 at the time of the Company's acquisition of Slick 50.


Robert G. Markey was a Director and the Secretary of Blue Coral from prior to January 1993 to June 1996. Mr. Markey is a partner in the law firm of Baker & Hostetler. Baker & Hostetler performed services for Blue Coral in 1993, 1994, 1995 and 1996. For 1996, through November, Blue Coral has paid Baker & Hostetler in excess of $1,005,147 for legal services.


Bob Marler became the Director of Field Services-Sales of the Company in August 1996. From July 1995 to August 1996 he was the Director of Field Service of Slick 50 Products Corporation, a wholly owned subsidiary of the Company. From prior to January 1993 to July 1995 he was the Director of Field Service of Slick 50 Products Corporation, a wholly owned subsidiary of Slick 50 and its predecessors.

Lonnie L. McKinney became a consultant to the Company in January 1996. From July 1995 to January 1996, he was the Senior Vice President, Sales of Quaker State-Slick 50, Inc., a wholly owned subsidiary of the Company. From prior to

January 1993 to July 1995, he was the Senior Vice President, Sales of Slick 50 and its predecessors.

Bradford McLane was an employee of the predecessor of Slick 50 from prior to January 1993 to February 1993, the Vice President, Marketing of the predecessor of Slick 50 from February 1993 to December 1994 and was an employee until January 1995.

William O. Menefee was a shareholder of Slick 50 at the time of the Company's acquisition of Slick 50. Mr. Menefee died on August 31, 1995 and the shares will pass under his will.

Elizabeth E. Minich, Trustee,for the Elizabeth E. Minich Living Trust, U/A dated February 8, 1996, acquired the shares by gift from Lawrence J. Minich in September 1996. Lawrence J. Minich was the Senior Vice President and Treasurer of Blue Coral, Inc. from January 1993 to June 1996. Elizabeth E. Minich is the wife of Lawrence J. Minich.

Lawrence J. Minich, Trustee for the Lawrence J. Minich Living Trust, U/A dated February 8, 1996, acquired the shares by gift from Lawrence J. Minich in September 1996. Lawrence J. Minich was the Senior Vice President and Treasurer of Blue Coral, Inc. from January 1993 to June 1996. Lawrence J. Minich is the husband of Elizabeth E. Minich.

Darrell W. O'Neal became a consultant for Quaker State-Slick 50, Inc. in April 1996. From July 1995 to April 1996 he was the Corporate Controller of Quaker State Slick 50, Inc., a wholly owned subsidiary of the Company. From January 1995 to July 1995 he was the Corporate Controller of Slick 50. From prior to January 1993 to January 1995 he was the Director of Tax of Slick 50.

Kenneth O. Owens served Slick 50 and its predecessors between January 1993 and January 1995 as the Director of Technical Services, Director of Operations, Director of Corporate Quality, Vice President of Operations and Vice President of Continuous Improvement.

Carol Padlick was the Treasurer of Slick 50 and its predecessors from prior to January 1993 to November 1993. Ms. Padlick was a consultant for Slick 50 from November 1993 until July 1995.

Susan Darlene Phillips became a consultant for Quaker State-Slick 50, Inc., a wholly owned subsidiary of the Company, in September 1995. From July 1995 to September 1995 she was the Director of the I/S Department of Quaker State-Slick 50, Inc., a wholly owned subsidiary of the Company. From January 1995 to July 1995 she was the Director of the I/S Department of Slick 50. From prior to January 1993 to January 1995 she was the Assistant Manger of the I/S Department of Slick 50 and its predecessor entities.

Sherri K. Razo became the Director of Credit of the Company in August 1995. From September 1994 to August 1995 she was the Vice President, Credit Services of Slick 50 and from prior to January 1993 to September 1994 she was the Credit Manager of Slick 50 and its predecessor entities.

Norton W. Rose was a Director of Blue Coral from February 1993 to June 1996 and was the Vice Chairman of Blue Coral from August 1992 to May 1994.

J. Hill Ryer was the Vice President of Slick 50 Products Corporation, a wholly owned subsidiary of the predecessor to Slick 50, from prior to January 1993 to December 1994 and was employed by Slick 50 until January 1995.

Terry E. Sanford was the Controller of the predecessors of Slick 50 from prior to January 1993 through December 1994 and was employed by Slick 50 until January 1995.

Dennis Wayne Scott became the Director of Sales Operations for the Consumer Products Division of the Company in July 1996. From July 1995 to July 1996 he was the Director of Sales Operations of Slick 50 Products Corporation, a wholly owned subsidiary of the Company. From December 1994 to July 1995 he was the Director of Sales Operations of Slick 50 Products Corporation. From December 1993 to December 1994 he was the Director of Operations for Factory Direct Supply Co., a wholly owned subsidiary of Slick 50. From prior to January 1993 to December 1993 he was the Director of Marketing Operations for Slick 50 Products Corporation, a wholly owned subsidiary of a predecessor of Slick 50.

Harold Shaub became the Vice President, Technology of Quaker State Slick 50, Inc., a wholly owned subsidiary of the Company, in July 1995. From November 1993 to July 1995 he was the Vice President, Technology of Slick 50.

Barry J. Sobral was the Senior Vice President, Corporate Development of a predecessor to Slick 50 from September 1993 to July 1995 and the Vice President, Corporate Development from February 1993 to September 1993.

Jack L. Thomas served as the Senior Vice President and Chief Financial Officer of Slick 50, Inc., a wholly owned subsidiary of the Company from July 1995 to November 1995. From prior to January 1993 to July 1995 he was the Senior Vice President and Chief Financial Officer of Slick 50 and its predecessors.

Michael G. Turk was the Senior Vice President, Chief Financial Officer and Assistant Secretary of Blue Coral from prior to January 1993 to June 1996. Mr. Turk is currently employed by the Consumer Products Division of the Company.

United States Trust Company of New York, Escrow Agent for the Blue Coral Shareholders, acquired 1,020,408 shares upon the Company's purchase of Blue

Coral to be held as security for certain indemnity obligations of the Blue Coral shareholders under the merger agreement between the Company and the Blue Coral Stockholders. These shares are held in an escrow account for distribution to the Blue Coral Stockholders on or after June 28, 1998 if certain conditions are met. Messrs. Glickman, Markey and Rose have elected to replace their proportionate interest in the escrowed shares with cash and have requested that the Escrow Agent register 91,960 of the escrowed shares.

Robert E. Vail, Jr. was the Senior Vice President, International Operations of the predecessor to Slick 50 from January 1994 to March 1995 and the Vice President, Marketing from prior to January 1993 to January 1994.

Harvey William Wolff was the Director of Sales of Slick 50 Products Corporation, a wholly owned subsidiary of the Company, from July 1995 to May 1996. From prior to January 1993 to July 1995 he was the Director of Sales of Slick 50 Products Corporation, a wholly owned subsidiary of Slick 50 and its predecessors.


All of the foregoing individuals constitute the Selling Shareholders. The following table sets forth the shares of the Company's Capital Stock beneficially owned by each of the Selling Shareholders as of December 18, 1996, unless otherwise noted.

                              Beneficial Ownership                  Beneficial Ownership
                              Prior to Offering (1)   Offering(2)     After Offering (3)
                            ------------------------- -----------  ----------------------
                              Number       Percent of    Number      Number    Percent of
Beneficial Owner            of Shares         Class    of Shares   of Shares      Class
                            ---------      ----------  ---------   ---------   ----------
Kirby Atwell**                  4,899              *       4,082         817           *
Patricia E. Bartlowe**            175              *         146          29           *
William M. Beichner**(4)        3,049              *         874       2,175           *
Mark A. Carroll**(4)            3,747              *       1,456       2,291           *
R. Michael Charley**              280              *         233          47           *
A. Benton Cocanougher**         4,899              *       4,082         817           *
William F. Cornelson**(4)       3,747              *       1,456       2,291           *
David A. Dillingham**         177,134              *     171,014       6,120           *
Ronald D. Fash**               89,519              *      86,664       2,855           *
Nicholas Federico***           93,276              *      60,599      32,677           *
Thomas E. Floyd**               6,989              *       5,824       1,165           *
Gary K. Garrett**(4)            3,049              *         874       2,175           *
Carl D. Glickman***           226,711(8)           *     200,237           0           *
Gold Eagle Company**          817,525         2.1918     799,373      18,152           *
David Mark Goldstein**          3,494              *       2,912         582           *
Edward Griffith**(4)            5,349              *         291       5,058           *
Allen D. Harness**              1,747              *       1,456         291           *
John Harvey**(4)                2,698              *         582       2,116           *
W. Jeffrey Howard**             1,747              *       1,456         291           *
Richard A. Jaenicke**         106,869              *     100,749       6,120           *
Margaret Lea Jeter,
 Trustee**                      2,179              *       2,141          38           *
William M. Jeter, III**       155,341              *     149,842       5,499           *
Linda S. King**                   175              *         146          29           *
Herschel G. Maltz**             4,899              *       4,082         817           *
Robert G. Markey***(6)         48,372(8)           *      21,454      24,082           *
Bob Marler**                      139              *         116          23           *
Lonnie L. McKinney**          177,134              *     171,014       6,120           *
Bradford McLane**                 698              *         582         116           *
William O. Menefee**            5,111              *       4,948         163           *
Elizabeth E. Minich,
 Trustee***(7)                 72,224              *      30,000       8,434           *
Lawrence J. Minich,
 Trustee***(7)                 72,224              *      33,790       8,434           *
Darrell W. O'Neal**               349              *         291          58           *
Kenneth O. Owens**              1,747              *       1,456         291           *
Carol Padlick**                16,610              *      13,842       2,768           *
Susan Darlene Phillips**          175              *         146          29           *
Sherri K. Razo**(4)(5)          2,581              *         291       2,290           *
Norton W. Rose***              11,498(8)           *      10,155           0           *
J. Hill Ryer**                  1,747              *       1,456         291           *
Terry E. Sanford**                874              *         728         146           *
Dennis Wayne Scott**              175              *         146          29           *
Harold Shaub**(4)               5,494              *       2,912       2,582           *
Barry J. Sobral**               6,989              *       5,824       1,165           *
Jack L. Thomas**                6,989              *       5,824       1,165           *
Michael G. Turk***(6)         117,358              *      82,384      34,974           *
United States Trust
 Company of New York,
 Escrow Agent***(6)(7)(9)     399,206         1.0702      30,653     368,552           *
Robert E. Vail, Jr.**           6,989              *       5,824       1,165           *
Harvey William Wolff**            698              *         582         116           *
Total                       2,674,878         7.1715   2,024,989     555,445      1.4891

--------------

* Less than 1% of the Company's outstanding Capital Stock is beneficially owned.


** Acquired shares of the Company's Capital Stock under the terms of the Slick 50 Agreement with the Company dated July 11, 1995, as amended by the Amendment effective November 14, 1996. Also see note nine (9), below.



*** Pursuant to the Blue Coral purchase transaction, as amended effective December 18, 1996, and as security for certain indemnity obligations of the selling parties, 340,136 shares of the Company's Capital Stock are held in an escrow account for distribution to the Blue Coral Stockholders on June 28, 1998 if certain conditions are met. Messrs. Markey, Glickman and Rose have requested that their interest in the shares held in escrow be registered hereunder. When sold the shares registered hereunder will be replaced by cash as provided for in the escrow agreement. Messrs. Turk, Minich and Federico did not timely request registration of the Shares beneficially owned which are held in the escrow account.


(1) Represents the maximum number of Shares beneficially owned by each of the Selling Shareholders.

(2) Includes Shares received by the Selling Shareholders as part of the acquisitions of Blue Coral or Slick 50, excluding most of the escrowed shares, held by the United States Trust Company of New York, as escrow agent.


(3) Assumes the Selling Shareholders sell all of the Shares requested to be registered hereunder and held by them which were received as part of the acquisitions of Blue Coral or Slick 50 pursuant to this Prospectus and do not sell any other shares of the Company's Capital Stock beneficially owned by them. The Selling Shareholders may sell all or part of their Shares.



(4) Includes shares which may be acquired by the following persons upon the exercise of stock options which are presently exercisable or become exercisable within 60 days: Sherri Razo, 1,500 shares; Harold Shaub, 2,000 shares; Gary Garrett, 2,000 shares; William M. Beichner, 2,000 shares; William
F. Cornelson, 2,000 shares; Mark A. Carroll, 2,000 shares; Edward Griffith, 5,000 shares; and John Harvey, 2,000 shares.



(5) Includes, as of September 30, 1996, full shares credited to, or represented by units credited to, the accounts of the following person under the Quaker State Thrift and Stock Purchase Plan and/or Employee Stock Ownership Plan:
Sherri Razo, 732.



(6) Includes 24,082 shares beneficially owned by the Sheldon G. Adelman GST Exempt Trust FBO Wendy Adelman Dated February 17, 1992, of which

Messrs. Turk and Markey are co-trustees, these shares are held by the United States Trust Company of New York, as escrow agent.



(7) Includes the Shares beneficially owned by the trust of which Selling Shareholder's spouse is the trustee. Also includes 8,434 shares beneficially owned by Mr. Minich but held in the Blue Coral escrow account by the United States Trust Company of New York, as escrow agent. Mr. and Mrs. Minich disclaim beneficial ownership of all shares held in trust.


(8) Includes Shares held by United States Trust Company of New York, as escrow agent which are beneficially owned by Messrs. Glickman, Markey and Rose. For purposes of the number of Shares being offered for sale in this Prospectus, these Shares are included in the "Offering" column as Shares being sold by the escrow agent.


(9) Includes 59,060 Shares held by United States Trust Company of New York, as escrow agent for the Slick 50 Selling Shareholders under the Amendment. These Shares will be distributed to the Slick 50 Selling Shareholders in 1997 with restrictive legends, provided that the Shares have not been used to fund the indemnification obligations of Slick 50 related to various lawsuits regarding the advertising and sale of Slick 50(R) products. For further information on such lawsuits see the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996 and September 30, 1996, which are incorporated herein by reference. Proportionate amounts of these Shares are shown as beneficially owned on an individual basis in the foregoing table in the columns titled Beneficial Ownership Prior to Offering and Beneficial Ownership After Offering.


                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell all or a portion of the Shares held by them from time to time while the Registration Statement of which this Prospectus is a part remains effective. The Company will use its best efforts to keep the Registration Statement effective for a period of four (4) months commencing on the effective date of the Registration Statement (or a shorter period if all of the Shares have been sold or disposed of prior to the expiration of the four-month period). The aggregate proceeds to the Selling Shareholders from the sale of the Shares offered by the Selling Shareholders hereby will be the prices at which such securities are sold, less any commissions. There is no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.

     The Selling Shareholders may sell all or a portion of the Shares on the New York Stock Exchange or the Pacific Stock Exchange, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. A Selling Shareholder may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Shareholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above.

     The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended ("Securities Act") in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

     The Company will pay all of the expenses incident to the offering and sales of the Shares, other than commissions, discounts and fees of underwriters, dealers or agents. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL OPINION

     The validity of the shares of the Capital Stock offered hereby will be passed upon for the Company by Debevoise & Plimpton.

                                    EXPERTS

     The Consolidated Balance Sheets as of December 31, 1995 and 1994 and the Consolidated Statements of Income, Cash Flows and Stockholders' Equity for each of the three years in the period ended December 31, 1995 incorporated by reference in this Registration Statement and the related financial statement schedules included in the Company's Annual Report on Form 10-K which are incorporated by reference into the Registration Statement have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The Combined Balance Sheets of Blue Coral, Inc. and subsidiaries as of October 31, 1995 and 1994 and the related Combined Statements of Income, Stockholders' Equity and Cash Flows for each of the three years in the period ended October 31, 1995, incorporated by reference in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the report of said firm and upon the authority of said firm as experts in accounting and auditing. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for income taxes effective November 1, 1993, as discussed in Note 6 to the combined financial statements noted above.

     The Combined Financial Statements of Medo Industries, Inc., Medo Manufacturing Corp. and Medo Industries Canada, Ltd. at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference herein and are incorporated by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.



                                ---------------


                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
Available Information ....................................................   2
Information Incorporated by Reference ....................................   2
The Company ..............................................................   3
Recent Events.............................................................   5
The Offering .............................................................   7
Use of Proceeds...........................................................   7
Dividends ................................................................   7
Price Range of Capital Stock .............................................   7
Selected Financial Information ...........................................   8
Executive Officers and Directors of Quaker State..........................  10
Stock Ownership of Directors and Executive Officers.......................  13
Shares Offered By Selling Shareholders....................................  15
Selling Shareholders .....................................................  15
Plan of Distribution......................................................  24
Legal Opinion.............................................................  25
Experts ..................................................................  26

                                2,024,989 Shares



                            Quaker State Corporation


                                 Capital Stock


                                  QUAKER STATE




                                ---------------


                                   PROSPECTUS


                                DECEMBER 23 1996



                                ---------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

     The fees and expenses to be paid in connection with the distribution of the Shares being registered hereby are established as follows:


Registration Fee. . . . . . . . . . . . . . . . . . . . . . . . . .  $ 8,935.52
Legal Fees and Expenses (Selling Shareholders). . . . . . . . . . .  $20,000.00
Printing and Engraving Expenses . . . . . . . . . . . . . . . . . .  $ 9,500.00
Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . .  $45,000.00
Listing Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 1,200.00
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   700.00
                                                                     ----------
          Total . . . . . . . . . . . . . . . . . . . . . . . . . .  $85,335.52


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation of the Company provides that, to the fullest extent that the law of the State of Delaware, as the same exists or may hereafter be amended, permits elimination of the personal liability of directors, no director of the Company shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director. The Delaware General Corporation Law (the "DGCL") permits a corporation's certificate of incorporation to provide that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of his or her fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under
Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

     The Certificate of Incorporation of the Company also provides, in general, that the Company shall indemnify its officers and directors against reasonable expenses and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the Company or by reason of the fact that such person is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, except as prohibited by law. Section 145 of the DGCL provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful.
If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless a court determines otherwise.

     In addition, the Certificate of Incorporation of the Company provides that the Company may purchase and maintain insurance to protect itself and any director or officer entitled to indemnification pursuant to the Certificate of Incorporation. Accordingly, the Company carries directors and officers liability coverage which is subject to certain limitations and exclusions.

ITEM 16.  EXHIBITS

     The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:


Exhibit
Number                               Description
-------                              -----------
 4.1      Composite Certificate of Incorporation of the registrant (filed as
          Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the
          quarter ended June 30, 1995 and incorporated herein by reference).

 4.2      Bylaws of the Company, as amended to July 25, 1996 (filed as Exhibit
          3 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference).

 4.3 Rights Agreement, dated as of September 28, 1995, between the Company and Mellon Securities Trust Company, as Rights Agent (filed as
          Exhibit 1 to the Company's Current Report on Form 8-K dated October
          20, 1995 and incorporated herein by reference).

 5.1 Opinion of Debevoise & Plimpton with respect to the legality of the Capital Stock.

23.1      Consent of Coopers & Lybrand L.L.P.

23.2      Consent of Arthur Andersen LLP.

23.3      Consent of Ernst & Young LLP.

24.1      Powers of Attorney (included as part of the signature page).

--------------

ITEM 17.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on December 20, 1996.



                                        QUAKER STATE CORPORATION



                                        By:  /s/ Herbert M. Baum
                                           ---------------------------------
                                                (Herbert M. Baum)
                                                Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.




          Name                        Title                       Date
          ----                        -----                       ----
         *                  Chairman of the Board, Chief         12/20/96
--------------------------  Executive Officer and Director
     (Herbert M. Baum)      (Principal Executive Officer)

         *                  Vice Chairman, Chief Financial       12/20/96
--------------------------  Officer and Director (Principal
     (Conrad A. Conrad)     Financial Officer)

         *                  Controller (Principal Accounting     12/20/96
--------------------------  Officer)
     (Keith S. Krzeminski)

          Name                        Title                       Date
          ----                        -----                       ----
         *                         Director                      12/20/96
--------------------------
     (Sheldon G. Adelman)

         *                         Director                      12/20/96
--------------------------
     (John D. Barr)

         *                         Director                      12/20/96
--------------------------
     (Leonard M. Carroll)

         *                         Director                      12/20/96
--------------------------
     (Laurel Cutler)

         *                         Director                      12/20/96
-----------------------------
     (C. Frederick Fetterolf)

         *                         Director                      12/20/96
-----------------------------
     (Thomas A. Gardner)

         *                         Director                      12/20/96
-----------------------------
     (F. William Grube)

         *                         Director                      12/20/96
-----------------------------
     (Forrest R. Haselton)

         *                         Director                      12/20/96
-----------------------------
     (Delbert J. McQuaide)

         *                         Director                      12/20/96
-----------------------------
     (L. David Myatt)

         *                         Director                      12/20/96
-----------------------------
     (Raymond A. Ross, Jr.)

         *                         Director                      12/20/96
-----------------------------
     (Lorne R. Waxlax)

* By:  /s/ Paul E. Konney          Attorney in Fact
     ------------------------

                               INDEX TO EXHIBITS


Exhibit
Number                               Description
-------                              -----------
 4.1      Composite Certificate of Incorporation of the registrant (filed as
          Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the
          quarter ended June 30, 1995 and incorporated herein by reference).

 4.2      Bylaws of the Company, as amended to July 25, 1996 (filed as Exhibit
          3 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference).

 4.3 Rights Agreement, dated as of September 28, 1995, between the Company and Mellon Securities Trust Company, as Rights Agent (filed as
          Exhibit 1 to the Company's Current Report on Form 8-K dated October
          20, 1995 and incorporated herein by reference).

 5.1 Opinion of Debevoise & Plimpton with respect to the legality of the Capital Stock.

23.1      Consent of Coopers & Lybrand L.L.P.

23.2      Consent of Arthur Andersen LLP.

23.3      Consent of Ernst & Young LLP.

24.1      Powers of Attorney (included as part of the signature page).


--------------